Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-2225100 and 333-223203 on Form S-3 and Form S-3/A and in the Registration Statements Nos. 333-150398, 333-215434, 333-225050, 333-228835, 333- 233718 and 333-261944 on Form S-8, of Emmaus Life Sciences, Inc. of our report dated March 30, 2023, relating to the consolidated financial statements of Emmaus Life Sciences, Inc. appearing in this report on Form 10-K of Emmaus Life Sciences, Inc. as of December 31, 2022 and 2021 and for the years then ended.

/s/

BAKER TILLY US, LLP

San Diego, CA

March 31, 2023